UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2010

CRAY INC.
 (Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Fifth Avenue, Suite 1000 Seattle, WA	98164
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000
Registrant’s facsimile number, including area code: (206) 701-2500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 13, 2010, Cray Inc. (“Cray”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement provides for up to $25 million of revolving credit advances for a period of two years (the “Revolving Line”), including a $15 million sublimit not subject to a borrowing formula. Advances under the Revolving Line may be used for working capital financing and general corporate purposes. As of September 17, 2010, Cray has not requested any advances under the Revolving Line. Cray may terminate the Loan Agreement and Revolving Line at any time without penalty or premium so long as all accrued and unpaid interest, unpaid principal, and all other sums, if any, under the Revolving Line are paid off.
As collateral for any advances under the Revolving Line and pursuant to the terms of the Loan Agreement, Cray has granted SVB a security interest in substantially all of its property. The interest rate per annum in respect of any advances under the Revolving Line will be equal to (i) for prime rate advances, the then applicable prime rate plus 1.00% or 1.50%, depending on Cray’s leverage ratio and (ii) for LIBOR advances, the then applicable LIBOR rate plus 3.25% or 3.75%, depending on Cray’s leverage ratio.
The Loan Agreement contains customary restrictions on Cray, including limitations on its ability to dispose or transfer all or any part of its businesses or properties, other than transfers in the ordinary course of business; incur additional indebtedness; incur liens; pay dividends or repurchase capital stock; and make investments. The Loan Agreement also contains customary affirmative covenants of Cray regarding ongoing compliance and financial reporting, as well as financial covenants, which require Cray to maintain a specified asset to liability ratio and a minimum level of 12-month trailing EBITDA, in each case measured quarterly.
The Loan Agreement contains customary events of default that include, among other things, non-payment of principal or interest with respect to outstanding advances, violations of covenants, attachments, levies or restraints on Cray’s funds or assets, insolvency, judgments, inaccuracy of representations or warranties, revocation or invalidation of certain other indebtedness and termination or cessation of guaranties or non-performance of covenants by any guarantor. The occurrence of an event of default could, among other things, result in the acceleration of the obligations under the Loan Agreement.
The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Loan Agreement, which is filed as an exhibit to this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
10.1	Loan and Security Agreement by and between Cray Inc. and Silicon Valley Bank, dated September 13, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: September 17, 2010

Cray Inc.
By:	/s/ Michael C. Piraino
Michael C. Piraino
Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Loan and Security Agreement by and between Cray Inc. and Silicon Valley Bank, dated September 13, 2010.